                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement            [_] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a- 6(e)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-12

                               Silver Diner, Inc.
                (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)   Title of each class of securities to which transaction applies:

   (2)   Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   (4)   Proposed maximum aggregate value of transaction:

   (5)   Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)   Amount Previously Paid:

   (2)   Form, Schedule or Registration Statement No.:

   (3)   Filing Party:

   (4)   Date Filed:

                                Chairman's Letter

Dear Shareholder:

The year 2001 was characterized by a sustained focus by the Company on improving sales trends and controlling restaurant-level and overhead expenses in order to improve the profitability and cash flow of our existing stores. This internal focus enabled us to identify the operating and directional strategies that are most appropriate for the Silver Diner concept and the Company as a whole, the latter of which will be the primary focus of my letter today.

While same-store sales for the year decreased 4.3% compared to 2000, same-store sales in the fourth quarter increased 1.3% compared to the same quarter last year. Restaurant operating margin for the year reached $6.5 million, and increased as a percentage of net sales to 20.5% versus 19.9% last year, while operating cash flow for the year increased $266,000 over 2000. We attribute these improvements to three factors: the broad appeal of our new menu; the strengthening of our commitment to brand-oriented customer service; and the resumption of restaurant-level marketing activities, all of which are clearly focused on improving the performance of our existing stores. In order to maintain this focus, we do not intend to open any new restaurants during 2002 or 2003. The Company may resume growth and open restaurants in 2004 and beyond, depending on our Board of Directors' evaluation of the Company's 2002 operating performance and its ongoing estimates of operating performance, future cash flow and capital.

We firmly believe that focusing on our existing operations in 2002 and 2003 is in the best interests of the Company. However, we also believe that this is not an approach to growth typically desired in a public company. In becoming a publicly-traded company, we had hoped to realize enhanced value, greater access to capital and increased business credibility for the Company. Unfortunately, our Common Stock has historically been very thinly traded, and our market capitalization has decreased substantially since going public. Thus, rather than increasing access to capital, it has made capital less available to us. Even if our financial performance improves, the board believes that at this time there is little public appetite for the common stock of small restaurant chains with low capitalization, a history of operating losses and sporadic cash flow and limited opportunity to grow.

As such, the Board and I believe it is in the best interests of the Company to implement a reverse stock split that should enable us to become a private company. As discussed in the enclosed proxy statement, we are submitting to shareholders a proposal providing for a one-for-5,000 reverse stock split of our Common Stock and a cash payment of $0.32 per pre-split share in lieu of the issuance of any fractional shares. Shareholders who own fewer than 5,000 pre-split shares of Common Stock will receive $0.32 for each of their shares and will no longer be shareholders of the Company. Shareholders who own 5,000 or more pre-split shares will continue to be shareholders of the Company and will receive the pre-split per share cash payment for each share that they own that is not divisible by 5,000. We expect that the number of record shareholders will be reduced to fewer than 300 as a result of this transaction, which will enable the Company to go private by terminating its obligation to file periodic reports with the Securities and Exchange Commission under Section 12(g) of the Securities and Exchange Act of 1934 (the "Act"). The board of directors will not implement the reverse stock split if it determines that the reverse stock split would result in the number of shareholders of record remaining 300 or more.

We considered a number of factors in arriving at this decision:

o the cost savings of approximately $150,000 per year that we expect to realize as a result of the deregistration of our common stock under the Securities Exchange Act of 1934, as amended, and the resulting decrease in expenses relating to servicing a relatively large number of shareholders holding small positions in our common stock;

o management's belief, given the company's history of losses, that it is necessary to realize every opportunity to reduce overhead and focus our limited resources on becoming profitable. We have reduced other operating expenses over the past year, and the expenses we incur as a result of being a public company are the major remaining significant expense that we can eliminate without negatively affecting our operations;

o the additional savings in terms of management's and employees' time that will no longer be spent preparing the periodic reporting required of publicly-traded companies under the Securities Exchange Act of 1934 and managing shareholder relations and communications with approximately 4,000 shareholders as compared to less than 300 post reverse stock split;

o the fact that we have not realized many of the benefits associated with being a publicly traded company, such as enhanced shareholder value, access to capital and business credibility, due to the limited liquidity and low market price of our common stock in comparison to our peers;

o the fact that the poor performance of our common stock in the public market has been a detriment to attracting and retaining high quality employees, in particular restaurant managers because of the perceived negative image that a low stock price creates and the fact that stock options are not a viable method of compensation; and

o our belief that our shareholders have not benefited proportionately from the costs of registration and OTC Bulletin Board listing of our stock, principally as a result of the thin trading market for our stock, which we believe has resulted in:

          o    depressed market prices for our stock;

          o    a lack of market makers and analysts following our performance;
               and

          o a limitation of our shareholders' abilities to sell relatively large blocks of their shares in the open market without significantly decreasing the market price.

In view of the foregoing, we believe that deregistration of our Common Stock will provide a more efficient means of using our capital to benefit our shareholders.

For a detailed discussion of the reverse stock split and its potential impact on shareholders, we strongly urge you to read the enclosed proxy statement. We particularly call your attention to the sections entitled "Summary Term Sheet" and "Questions and Answers Regarding Stock Split" on pages five to ten of the proxy statement, as it endeavors to answer many of the questions we anticipate you might have concerning the proposed transaction.

In closing, I thank each and every one of our shareholders for supporting us over the years. We hope that going private will strengthen our ability to provide secure and satisfying employment in the various markets in which we operate for many years to come.

Sincerely,


Robert Giaimo
President and Chief Executive Officer